Exhibit 21.1

List of Subsidiaries

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION

ACADIA Pharmaceuticals A/S	Denmark

ACADIA Pharmaceuticals GmbH	Switzerland